Exhibit 99.1

Life Storage, Inc. Reports First Quarter 2023 Results

BUFFALO, N.Y.--(BUSINESS WIRE)--May 2, 2023--Life Storage, Inc. (NYSE:LSI), a leading national owner and operator of self-storage properties, reported operating results for the quarter ended March 31, 2023.

Highlights for the First Quarter Included:

  Generated net income attributable to common shareholders of $81.6 million, or $0.96 per fully diluted common share.
  Achieved adjusted funds from operations (“FFO”)(1) per fully diluted common share of $1.63, a 13.2% increase over the same period in 2022.
  Increased same store revenue by 10.5% and same store net operating income (“NOI”)(2) by 12.8%, year-over-year.
  With a joint venture partner, acquired one store for a total cost of $22.4 million, of which the Company invested $4.1 million
  Added 16 stores (12 net) to the Company’s third-party management platform.

Joe Saffire, the Company’s Chief Executive Officer, stated, “The Life Storage team continues to fire on all cylinders with this quarter marking the 10th straight quarter in which we achieved double-digit adjusted FFO growth. I couldn’t be prouder of what the team has accomplished.”

FINANCIAL RESULTS:

In the first quarter of 2023, the Company generated net income attributable to common shareholders of $81.6 million, or $0.96 per fully diluted common share, compared to net income attributable to common shareholders of $73.6 million, or $0.88 per fully diluted common share, in the first quarter of 2022.

Funds from operations for the quarter were $1.54 per fully diluted common share compared to $1.44 for the same period last year. Adjusted FFO per fully diluted common share for the quarter was $1.63 after adjusting for a net total of $7.4 million in merger related costs, gain on sale of non-real estate assets, non-controlling interest, and acquisition fees, compared to $1.44 for the same period last year.

OPERATIONS:

Revenues for the 664 stabilized stores wholly owned by the Company since December 31, 2021 increased 10.5% in the first quarter of 2023 compared to the same quarter of 2022. The increase largely resulted from the impact of a 13.6% increase in realized rental rates.

Same store operating expenses increased 5.2% for the first quarter of 2023 compared to the prior year period, primarily the result of higher real estate taxes, office and other operating expenses, and payroll and benefits. Same store NOI increased 12.8% in the first quarter of 2023 as compared to the first quarter of 2022.

General and administrative expenses for the quarter ended March 31, 2023 were impacted by $8.3 million of merger related costs.

During the first quarter of 2023, the Company achieved 9% or greater same store revenue growth in 25 of its 38 major markets. Overall, the markets with the strongest positive revenue impact were Los Angeles, CA; Miami, FL; Dallas, TX; Orlando, FL; and Tampa, FL.

PORTFOLIO TRANSACTIONS:

Joint Venture Portfolio

During the quarter, the Company with a joint venture partner acquired one store in New Jersey for a total purchase price of $22.4 million, of which the Company invested $4.1 million.

Subsequent to March 31, 2023, the Company and a joint venture partner acquired four self-storage facilities in New York for a total purchase price of $150.0 million, of which the Company invested $15.1 million.

THIRD-PARTY MANAGEMENT:

During the quarter, the Company added 16 stores (12 net) to its third-party management platform. As of quarter end, the Company managed 452 facilities in total, including those in which it owns a noncontrolling interest.

FINANCIAL POSITION:

At March 31, 2023, the Company had approximately $32.8 million of cash on hand, and approximately $631 million available on its line of credit.

Below are key financial ratios as of March 31, 2023:

• Debt to Enterprise Value (at $131.09/share)	23.1%
• Debt to Book Cost of Storage Facilities	39.6%
• Debt to Recurring Annualized EBITDA	4.9x
• Debt Service Coverage	5.2x

COMMON STOCK DIVIDEND:

Subsequent to quarter end, the Company’s Board of Directors approved a quarterly dividend of $1.20 per share, or $4.80 annualized. The dividend was paid on April 26, 2023 to shareholders of record on April 14, 2023.

YEAR 2023 EARNINGS GUIDANCE:

The Company maintains its previously announced earnings guidance for fiscal 2023. The following assumptions covering operations have been utilized in formulating guidance for 2023:

Year 2023 Earnings Guidance	Current Guidance Range (1)
Same Store Revenue	4.00%	-	5.50%
Same Store Operating Costs (excluding property taxes)	4.00%	-	5.00%
Same Store Property Taxes	6.25%	-	7.25%
Total Same Store Operating Expenses	4.75%	-	6.25%
Same Store Net Operating Income	3.75%	-	5.25%
General & Administrative	$76M	-	$78M

Expansions & Enhancements	$65M	-	$75M
Capital Expenditures	$30M	-	$35M
Wholly Owned Acquisitions	$150M	-	$250M
Joint Venture Investments	$50M	-	$100M

Adjusted Funds from Operations per Share	$6.75	-	$6.95
Reconciliation of Guidance	2Q 2023 Range or Value	FY 2023 Range or Value
Earnings per share attributable to common shareholders - diluted	$1.12 - $1.16	$4.42 - $4.62
Plus: real estate depreciation and amortization	0.58 - 0.58	2.33 - 2.33
Adjusted FFO per share	$1.70 - $1.74	$6.75 - $6.95
(1)	Guidance does not reflect the impact of fees and other costs incurred or expected to be incurred by the Company in connection with its response to Public Storage’s unsolicited proposal or the pending merger with Extra Space Storage.

The Company’s 2023 same store pool consists of the 664 stabilized stores wholly owned since December 31, 2021. Forty-four of the stores purchased through March 31, 2023, at certificate of occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the second year after the stores achieve 80% sustained occupancy using market rates and incentives.

FORWARD LOOKING STATEMENTS:

When used herein, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward-looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933 and in Section 21E of the Securities Exchange Act of 1934.

All forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained herein. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such factors include, but are not limited to:

  adverse changes in general economic conditions, the real estate industry and in the markets in which we operate;
  risks associated with our ability to consummate the Mergers with Extra Space and the timing and closing of the Mergers including, among other things, the ability of the Company to obtain shareholder approval required to consummate the Mergers, the satisfaction or waiver of other conditions to closing in the Merger Agreement, unanticipated difficulties or expenditures relating to the Mergers, potential difficulties in employee retention as a result of the Mergers, the occurrence of any event, change or other circumstances that could give rise to the termination of the Mergers and the outcome of legal proceedings instituted against the Company, its directors and others related to the Mergers;
  the effect of competition from new self-storage facilities or other storage alternatives, which would cause rents and occupancy rates to decline;
  impacts from the COVID-19 pandemic or the future outbreak of other highly infectious or contagious diseases on the U.S., regional and global economies and our financial condition and results of operations;
  potential liability for uninsured losses and environmental contamination;
  the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing real estate investment trusts (“REITs”), tenant reinsurance and other aspects of our business, which could adversely affect our results;
  loss of key personnel;
  the Company’s ability to evaluate, finance and integrate acquired self-storage facilities on expected terms into the Company’s existing business and operations;
  the Company’s ability to effectively compete in the industry in which it does business;
  disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;
  the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms;
  interest rates may increase, impacting costs associated with the Company’s outstanding floating rate debt, if any, and impacting the Company’s ability to comply with debt covenants;
  exposure to litigation or other claims;
  risks associated with breaches of our data security;
  the regional concentration of the Company's business may subject the Company to economic downturns in the states of Florida and Texas;
  the Company’s cash flow may be insufficient to meet required payments of operating expenses, principal, interest and dividends; and
  failure to maintain our REIT status for U.S. federal income purposes, including tax law changes that may change the taxability of future income.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our securities.

CONFERENCE CALL:

Life Storage will hold its First Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Wednesday, May 3, 2023. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 888.506.0062 (domestic) or 973.528.0011 (international); passcode 444471 or request to be joined into the Life Storage call. Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com. The webcast will be archived for a period of 90 days; a telephone replay will also be available for 14 days by calling 877.481.4010 and entering passcode 48170.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. Located in Buffalo, New York, the Company operates more than 1,200 storage facilities in 37 states and the District of Columbia. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to more than 690,000 customers, making it a leader in the industry. For more information visit https://invest.lifestorage.com/.

Life Storage, Inc.
Balance Sheet Data
(unaudited)

	March 31,	December 31,
(dollars in thousands)	2023	2022
Assets
Investment in storage facilities:
Land	$1,309,475	$1,307,425
Building, equipment and construction in progress	6,886,522	6,864,381
	8,195,997	8,171,806
Less: accumulated depreciation	(1,215,348)	(1,170,520)
Investment in storage facilities, net	6,980,649	7,001,286
Cash and cash equivalents	32,765	24,406
Accounts receivable	23,281	24,153
Receivable from joint ventures	795	1,562
Investment in joint ventures	276,436	275,190
Prepaid expenses	14,165	10,363
Intangible asset - in-place customer leases	2,159	4,212
Trade name	16,500	16,500
Other assets	29,804	30,058
Total Assets	$7,376,554	$7,387,730

Liabilities
Line of credit	$619,000	$595,000
Term notes, net	2,752,580	2,751,632
Accounts payable and accrued liabilities	136,409	148,130
Deferred revenue	34,530	33,192
Mortgages payable	32,466	36,258
Total Liabilities	3,574,985	3,564,212

Noncontrolling redeemable Preferred Operating Partnership Units at redemption value	30,090	89,077

Noncontrolling redeemable Common Operating Partnership Units	201,373	107,074

Equity
Common stock	851	850
Additional paid-in capital	3,884,890	3,886,317
Accumulated deficit	(317,570)	(261,510)
Accumulated other comprehensive loss	(2,978)	(3,207)
Total Shareholders' Equity	3,565,193	3,622,450
Noncontrolling interest in consolidated subsidiary	4,913	4,917
Total Equity	3,570,106	3,627,367
Total Liabilities and Equity	$7,376,554	$7,387,730

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)
	January 1, 2023	January 1, 2022
	to	to
(dollars in thousands, except share data)	March 31, 2023	March 31, 2022

Revenues
Rental income	$240,483	$205,509
Tenant reinsurance	20,291	17,267
Other operating income	5,895	4,858
Management and acquisition fee income	6,933	5,856
Total operating revenues	273,602	233,490

Expenses
Property operations and maintenance	47,306	42,368
Tenant reinsurance	9,220	6,847
Real estate taxes	27,437	24,523
General and administrative	27,818	15,826
Depreciation and amortization	45,716	40,795
Amortization of in-place customer leases	2,053	5,606
Total operating expenses	159,550	135,965

Gain on sale of non-real estate assets	686	-

Income from operations	114,738	97,525

Other income (expense)
Interest expense (A)	(33,113)	(24,240)
Interest and dividend income	12	15
Equity in income of joint ventures	1,629	2,118

Net income	83,266	75,418
Net income attributable to noncontrolling preferred interests in the Operating Partnership	(330)	(996)
Net income attributable to noncontrolling common interests in the Operating Partnership	(1,333)	(847)
Net loss attributable to noncontrolling common interests in consolidated subsidiary	5	-
Net income attributable to common shareholders	$81,608	$73,575

Earnings per common share attributable to common shareholders - basic	$0.96	$0.88

Earnings per common share attributable to common shareholders - diluted	$0.96	$0.88

Common shares used in basic earnings per share calculation	84,935,860	83,644,426

Common shares used in diluted earnings per share calculation	85,378,412	83,837,773

Dividends declared per common share	$1.2000	$1.0000

(A) Interest expense for the period ending March 31 consists of the following
Interest expense	$32,173	$23,510
Amortization of debt issuance costs	940	730
Total interest expense	$33,113	$24,240

Life Storage, Inc.
Computation of Funds From Operations (FFO) (1)
(unaudited)
	January 1, 2023	January 1, 2022
	to	to
(dollars in thousands, except share data)	March 31, 2023	March 31, 2022

Net income attributable to common shareholders	$81,608	$73,575
Noncontrolling common interests in the Operating Partnership	1,333	847
Noncontrolling preferred interests in the Operating Partnership during conversion period	330	-
Depreciation of real estate and amortization of intangible
assets exclusive of debt issuance costs	47,573	45,866
Depreciation and amortization from unconsolidated joint ventures	3,187	1,802
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(2,154)	(1,389)
Funds from operations available to common shareholders	131,877	120,701
FFO per share - diluted	$1.54	$1.44

Adjustments to FFO
Gain on sale of non-real estate assets	(686)	(40)
Merger related costs	8,314	-
Acquisition fee	(90)	-
Funds from operations resulting from non-recurring items
allocable to noncontrolling interest in Operating Partnership	(121)	-
Adjusted funds from operations available to common shareholders	139,294	120,661
Adjusted FFO per share - diluted	$1.63	$1.44

Common shares - diluted	85,378,412	83,837,773

Life Storage, Inc.
Computation of Net Operating Income (2)
(unaudited)
	January 1, 2023	January 1, 2022
	to	to
(dollars in thousands)	March 31, 2023	March 31, 2022

Net Income	$83,266	$75,418
General and administrative	27,818	15,826
Depreciation and amortization	47,769	46,401
Interest expense	33,113	24,240
Interest and dividend income	(12)	(15)
Equity in income of joint ventures	(1,629)	(2,118)
Net operating income	$190,325	$159,752

Same store (4)	$152,523	$135,169
Net operating income related to tenant reinsurance	11,071	10,420
Other stores, management fee income, and gain on
sale of non-real estate assets	26,731	14,163
Total net operating income	$190,325	$159,752
Life Storage, Inc.
Quarterly Same Store Data (3) (4) 664 mature stores owned since 12/31/21
(unaudited)
	January 1, 2023	January 1, 2022
	to	to		Percentage
(dollars in thousands)	March 31, 2023	March 31, 2022	Change	Change

Revenues:
Rental income	$211,534	$190,883	$20,651	10.8%
Other operating income	1,746	2,062	(316)	-15.3%
Total operating revenues	213,280	192,945	20,335	10.5%

Expenses:
Payroll and benefits	12,754	12,368	386	3.1%
Real estate taxes	23,613	22,418	1,195	5.3%
Utilities	5,413	5,083	330	6.5%
Repairs and maintenance	6,295	5,995	300	5.0%
Office and other operating expense	5,782	5,342	440	8.2%
Insurance	2,250	2,045	205	10.0%
Advertising	-	60	(60)	-100.0%
Internet marketing	4,650	4,465	185	4.1%
Total operating expenses	60,757	57,776	2,981	5.2%

Net operating income (2)	$152,523	$135,169	$17,354	12.8%

QTD Same store move ins	58,659	58,042	617

QTD Same store move outs	61,161	57,040	4,121

Other Comparable Quarterly Same Store Data (4)
(unaudited)
	January 1, 2023	January 1, 2022
	to	to		Percentage
	March 31, 2023	March 31, 2022	Change	Change
2022 Same store pool (576 stores)
Revenues	$187,786	$170,458	$17,328	10.2%
Expenses	52,953	50,521	2,432	4.8%
Net operating income	$134,833	$119,937	$14,896	12.4%

2021 Same store pool (526 stores)
Revenues	$169,911	$154,662	$15,249	9.9%
Expenses	48,078	45,854	2,224	4.9%
Net operating income	$121,833	$108,808	$13,025	12.0%

Life Storage, Inc.
Other Data - unaudited	Same Store (3)		All Stores (5)
	2023	2022	2023	2022

Weighted average quarterly occupancy	90.7%	93.5%	90.0%	93.0%

Occupancy at March 31	90.4%	93.6%	89.5%	92.9%

Rent per occupied square foot	$19.31	$17.00	$19.22	$16.98

Life Storage, Inc.
Other Data - unaudited (continued)

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the three months ended March 31, 2023:

Beginning balance	$8,171,806
Wholly owned property acquisitions	-
Improvements and equipment additions:
Expansions	14,426
Roofing, paving, and equipment:
Stabilized stores	7,513
Recently acquired stores	426
Change in construction in progress (Total CIP $46.5 million)	3,232
Dispositions and Impairments	(1,406)
Storage facilities at cost at period end	$8,195,997

Comparison of Selected G&A Costs (unaudited)	Quarter Ended
	March 31, 2023	March 31, 2022
Management and administrative salaries and benefits	$11,229	$9,911
Training	271	136
Call center	1,224	840
Life Storage Solutions costs	814	345
Income taxes	931	358
Legal, accounting and professional	1,167	1,101
Merger related costs	8,314	-
Other administrative expenses (6)	3,868	3,135
	$27,818	$15,826

Net rentable square feet	March 31, 2023
Wholly owned properties	55,526,370
Joint venture properties	10,642,430
Third party managed properties	23,692,267
	89,861,067

	March 31, 2023	March 31, 2022

Common shares outstanding	85,061,573	84,307,259
Common Operating Partnership Units outstanding	1,602,323	960,208

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, operating lease expenses, depreciation and amortization expense, any losses on sale of real estate, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, any gains on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and in comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self-storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Revenues and expenses do not include items related to tenant reinsurance.

(5) Does not include unconsolidated joint venture stores or other stores managed by the Company.

(6) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

Contacts

Life Storage, Inc.
Brent Maedl
(716) 328-9756
bmaedl@lifestorage.com